Exhibit 99.1

Patrick F. Williams Appointed Chief Financial Officer of STAAR Surgical

       Deborah Andrews to Remain in Advisory Role During Transition

LAKE FOREST, CA, July 6, 2020 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced that Patrick F. Williams has joined the Company as Chief Financial Officer effective today. Mr. Williams is reporting to Caren Mason, President and Chief Executive Officer. His appointment is part of a planned transition following Deborah Andrews’ previously announced retirement. Ms. Andrews will continue in an advisory role to ensure a smooth transition of duties to Mr. Williams.

“STAAR is pleased to have a financial leader of Patrick’s caliber join the team at a time of such significant global opportunity for our EVO family of lenses,” said Caren Mason, President and CEO of STAAR Surgical. “Patrick has an impressive record of success in executive leadership roles in medical device. His financial and operational experience in leading consumer-facing and marketing focused medical device companies makes him well suited to join STAAR. He has demonstrated a track record of success in significantly growing revenue and shareholder value.”

Mr. Williams joins STAAR with over 20 years of financial and operational management experience with public companies. Mr. Williams was most recently at Sientra, Inc., where he initially served as the Chief Financial Officer before transitioning to the General Manager of the miraDry® business unit. Prior to Sientra, Mr. Williams was Chief Financial Officer of ZELTIQ Aesthetics, Inc., a publicly-traded medical device company that was acquired in 2017. Mr. Williams has also served as Vice President at NuVasive, Inc., a San Diego-based medical device company, in strategy, finance and investor relations roles.

Mr. Williams stated, “I am incredibly excited to join STAAR. The Company has a unique opportunity to accelerate an already impressive growth trajectory and become the refractive procedure of choice for ophthalmic surgeons and patients around the world. I look forward to working with Caren, the STAAR team and applying my experience and deep understanding in building growth medical device companies to accomplish this goal.”

Ms. Mason continued, “I thank Deborah for continuing to work with STAAR in an advisory role to ensure a smooth transition of responsibilities to Patrick. She is leaving behind a strong global finance and accounting team and we are grateful for all her contributions to STAAR over a 25-year career. We wish Deborah a wonderful retirement and all the best in her future endeavors.”

Mr. Williams received an MBA in Finance and Management from San Diego State University and a Bachelor of Arts in Economics from the University of California, San Diego.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com